Exhibit 10.58

SUMMARY OF RAYTHEON COMPANY EXECUTIVE SEVERANCE

AND CHANGE IN CONTROL GUIDELINES

Summary of Raytheon Company Executive Severance Guidelines

The Company has Executive Severance Guidelines (the “Severance Guidelines”), which were updated by the Management Development and Compensation Committee (the “MDCC”) effective as of January 1, 2010. The Severance Guidelines provide for severance payments and continuation of benefits for certain officers for designated periods upon their separation from the Company.

The Severance Guidelines provide for various levels of continued compensation and benefits for the Chief Executive Officer (a “Level 1 Executive”); senior vice presidents and vice presidents who are presidents of the Company’s Business Units (“Level 2 Executives”); other elected officers (“Level 3 Executives”); and appointed officers of the Company and vice presidents of the Company’s Business Units who directly report to Level 2 Executives (“Level 4 Executives”).

For new executives beginning January 1, 2010:

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Level 1 Executive: (a) salary continuance of two (2) times the executive’s base salary and annual incentive bonus target and (b) the continuation of two (2) years of existing benefits and perquisites other than car allowance, excess liability insurance, financial planning and executive physical.

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Level 2 Executive: (a) salary continuance of one (1) times the executive’s base salary and annual incentive bonus target and (b) the continuation of one (1) year of existing benefits and perquisites other than car allowance, excess liability insurance, financial planning and executive physical.

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Level 3 Executive: (a) salary continuance of one (1) times the executive’s base salary and annual incentive bonus target and (b) the continuation of one (1) year of existing benefits and perquisites other than car allowance, excess liability insurance, financial planning and executive physical.

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Level 4 Executive: (a) salary continuance of one (1) times the executive’s base salary and (b) the continuation of one (1) year of existing benefits and perquisites other than car allowance, excess liability insurance, financial planning and executive physical.

For current Level 1-4 Executives, effective January 1, 2010, the previous guidelines for severance payments and continuation of benefits will apply provided that the following perquisites will no longer be provided upon separation from the Company: car lease/allowance, excess liability insurance, financial planning and executive physical.

Summary of Raytheon Company Executive Change in Control Guidelines

In addition, the Company has Executive Change in Control Guidelines (the “Change in Control Guidelines”), which were updated by the Management Development and Compensation Committee (the “MDCC”) effective as of January 1, 2010. The Change in Control Guidelines provide for certain payments to certain officers upon a qualifying termination within two (2) years of a change in control of the Company pursuant to Change in Control Severance Agreements.

Effective January 1, 2010, the following perquisites will not be provided under Change in Control Severance Agreements to any executives: car lease/allowance, excess liability insurance, financial planning and executive physical.

For new executives beginning January 1, 2010, no 280G excise tax gross-ups will be made. For current executives, their Change in Control Severance Agreements were amended to reflect that 280G excise tax gross-ups will not apply with respect to any payments made after a Change in Control that occurs on or after January 1, 2012.